Exhibit 99.1

Bank of the James Announces Closing of Equity Raise

Lynchburg, VA., December 3, 2015 – Bank of the James Financial Group, Inc. (NASDAQ: BOTJ) (the “Company”), the parent company of Bank of the James, a full-service commercial and retail bank serving Lynchburg, Charlottesville, Harrisonburg, Roanoke and other markets in Virginia, announced today that it closed the previously announced private placement sale of 1,000,000 shares of common stock to certain institutional investors at a price of $11.52 per share.

The gross proceeds to the Company from the private placement are $11,520,000. As previously reported, the Company intends to use $10,000,000 to prepay in full notes issued in the second quarter of 2012 (the “2012 Notes”), and the remaining proceeds from the private placement will be retained by the Company to pay related transaction fees and expenses and for general corporate purposes. The 2012 Notes bear interest at 6% per year with quarterly payments of interest only. The 2012 Notes mature on April 1, 2017 but can be prepaid in whole or in part on 30 days’ written notice to the noteholders. The Company intends to provide holders of the 2012 Notes notice on December 4, 2015 of the Company’s intent to prepay the 2012 Notes in full on January 5, 2016. The prepayment of the 2012 Notes will reduce the Company’s interest expense by $150,000 per quarter through the time the 2012 Notes were scheduled to mature. In addition, by replacing the Company’s debt with equity, the prepayment of the 2012 Notes will increase the Company’s consolidated capital ratios.

Raymond James served as sole placement agent for this private placement of common equity.

About the Company

Bank of the James, a wholly owned subsidiary of Bank of the James Financial Group, Inc., serves Lynchburg, Charlottesville, Harrisonburg, Roanoke, and other markets in Virginia. The bank operates 11 full service locations, two limited service branches, two loan production offices, and an investment services division. Bank of the James Financial Group, Inc. common stock is listed under the symbol “BOTJ” on the NASDAQ Stock Market, LLC.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements which speak only as of the dates on which they were made. Bank of the James Financial Group (the “Company”) undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Such factors include, but are not limited to competition, general economic conditions, potential changes in interest rates, and changes in the value of real estate securing loans made by Bank of the James (the “Bank”), a subsidiary of Bank of the James Financial Group, Inc. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission.

Contact: J. Todd Scruggs, Secretary-Treasurer

(434) 846-2000

tscruggs@bankofthejames.com